Exhibit B

Global Energy Resources
Insurance Corporation

Audited Financial Statements

December 31, 2003

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

Audited Financial Statements

December 31, 2003

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Global Energy Resource Insurance Corporation

We have audited the accompanying balance sheets of Global Energy Resource Insurance Corporation (the Company) as of December 31, 2003 and 2002 and the related statements of operations, changes in capital and surplus, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by mangement, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Johnson Lambert & Co.

Burlington, Vermont
August 16, 2004

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
Cash and cash equivalents	$1,209,242	$398,906
Premiums receivable	8,603,894	676,319
Prepaid reinsurance premiums	2,910,791	1,519,800
Deferred federal tax asset	512,974	1,497
Other assets	6,500	550

TOTAL ASSETS	$13,243,401	$2,597,072

LIABILITIES AND SHAREHOLDERS EQUITY

LIABILITIES
Unearned premiums	$10,238,984	$1,569,690
Retrospective rate premium payable	208,333	-
Reinsurance ceded payable	2,131,510	893,659
Accrued expenses	35,646	17,160
Federal income taxes payable	513,483	3,691

TOTAL LIABILITIES	13,127,956	2,484,200

CAPITAL AND SURPLUS
Common stock ($1 par value, 100,000 shares authorized, issued, and outstanding)	100,000	100,000
Retained earnings	15,445	12,872

TOTAL CAPITAL AND SURPLUS	115,445	112,872

TOTAL LIABILITIES AND CAPITAL AND SURPLUS	$13,243,401	$2,597,072

The financial statements on pages 2 to 10 were approved by the Board of directors and signed on their behalf by:

/s/ Paul R. Shlanta

/s/ Paul I. Wagner

See notes to the financial statements

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

STATEMENTS OF OPERATIONS

	Year ended December
	2003	2002
REVENUES
Premiums earned	$254,227	$50,812
Interest income	1,930	2,342
TOTAL REVENUES	256,157	53,154

EXPENSES
Retrospective rate premium	208,333	-
Management fees	26,833	23,000
Professional fees	16,505	15,086
Other expenses	3,598	5,259

TOTAL EXPENSES	255,269	43,345

INCOME BEFORE FEDERAL INCOME TAX	888	9,809

Federal income tax (benefit) expense	(1,685)	1,488
NET INCOME	$2,573	$8,321

See notes to the financial statements.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

STATEMENT OF CHANGES IN CAPITAL AND SURPLUS

For the years ended December 31, 2003 and 2002

	Common Stock	Retained Earnings	Capital and Surplus

BALANCE AT JANUARY 1, 2002	$100,000	$4,551	$104,551
Net income	-	8,321	8,321

BALANCE AT DECEMBER 31, 2002	100,000	12,872	112,872
Net income	-	2,573	2,573

BALANCE AT DECEMBER 31, 2003	$100,000	$15,445	$115,445

See notes to the financial statements.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES

Premiums received	$2,730,500	$918,595
Reinsurance premium paid	(1,887,694)	(649,020)
Interest received	1,930	2,342
Underwriting expenses paid	(34,400)	(33,891)
Net cash provided by operating activities and net change in cash and cash equivalents	810,336	238,026

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	398,906	160,880

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,209,242	$398,906

RECONCILATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$2,573	$8,321
Add (deduct) items not affecting cash:
Deferred federal income tax	(511,477)	125
Changes in assets and liabilities:
Premiums receivable	(7,927,575)	(671,268)
Prepaid reinsurance premiums	(1,390,991)	(238,112)
Other assets	(5,950)	45
Retrospective rate premium payable	208,333	-
Unearned premiums	8,669,294	234,484
Reinsurance ceded payable	1,237,851	893,659
Accrued expenses	18,486	9,410
Federal income taxes payable	509,792	1,362

Net cash provided by operating activities	$810,336	$238,026

See notes to the financial statements.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2003

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization: Global Energy Resource Insurance Corporation (GERIC) was incorporated in the British Virgin Islands under the International Business Companies Act, Cap. 291 on January 19, 2001. GERIC holds an insurance license under the Insurance Act, 1994 to carry on general insurance business. GERIC is a wholly owned subsidiary of AGL Resources Inc. (AGL). AGL is a regional energy holding company with gas distribution and energy marketing operations in the Southeastern United States. AGL is the second largest natural gas-only distribution company in the United States. GERIC was created to insure various risk exposures of AGL and its subsidiaries, as more fully described in Note B.

Effective May 20, 2003 GERIC formed a wholly owned subsidiary, Energy Risk Insurance Services Corporation (E-RISC), to perform claims adminstration. E-RISC has been licensed for claims administration in the BVI. E-RISC had no activity during 2003.

GERIC has no employees. Pursuant to a management agreement, USA Risk Group provides accounting, regulatory compliance, records retention and other related services to GERIC. Risk management and claims administration are provided by AGL Services Company, a wholly owned subsidiary of AGL. Codan Trust Company (B.V.I.) Limited is the registered agent of GERIC.

Basis of reporting: The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Premiums and Reinsurance Premiums Ceded: Premiums written are earned ratably over the terms of the policies to which they relate. Premiums written relating to the unexpired portion of policies in force at the balance sheet date are recorded as unearned premiums. Premiums ceded pursuant to reinsurance agreements are expensed over the terms of the underlying policies to which they relate and are netted against earned premiums. Ceded premiums relating to the unexpired portion of underlying policies are recorded as prepaid reinsurance premiums.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Losses and Loss Adjustment Expense: The liablity for unpaid losses and loss adjustment expenses reported in the financial statements have been estimated at zero and certified by a consulting actuary. Management believes that its aggregate liability for unpaid losses and loss adjustment expenses at year-end represents its best estimate of the amount necessaray to cover the ultimate cost of losses and loss adjustment expenses. However, because of the limited population of insured risks, limited historical data, economic conditions, judicial decisions, legislation, and other matters, actual loss experience may not conform to the assumptions used in determing the estimated amounts for such liability at the balance sheet date. Accordingly, the ultimate liability could be significantly in excess of the amount indicated in the financial statements. As adjustements to these estimates become necessary, such adjustements are reflected in current operations.

Reinsurance Receivable: Reinsurance receivable represents amounts recoverable from reinsurers pursuant to reinsurance agreements, estimated using assumptions consistent with those used in establishing the liability for losses and loss adjustement expenses. Management belives reinsurance receivable as recorded at zero represents its best estimate of such amounts; however, as changes in the estimate of ultimate liability for losses and loss adjustment expenses are determined, the estimated ultimate amount recoverable from reinsurers will also change. Accordingly, the ultimate recoverable could be significantly in excess of the amount indicated in the financial statements. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

Cash and Cash Equivalents: At December 31, 2003 and 2002, all cash and cash equivalents consist of money market accounts held at Citigroup and Solomon Smith Barney, respectively.

NOTE B - INSURANCE ACTIVITY

Currently, GERIC provides to its parent company, AGL, its subsidiaries and affiliated companies the following: A multi-line multi-year coverage on a claims made and occurrence basis with limits to $7,500,000 per insured event and line in excess of a $1,000,000 self-insured retention. This coverage provides for an aggregate limit of $7,500,000 shared with all lines per year, excluding D&O Side A (personal D&O liability), which is directly written with AGL. The policy shares the same $7,500,000 aggregate limit with property. This policy is for a three year period ending December 1, 2006. This coverage, excluding property coverage is reinsured for $22,500,000 with Associated Electric & Gas Insurance Services Limited (AEGIS). Property coverage is reinsured an additional $22,500,000 from Energy Insurance Mutual Limited (EIM).

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

NOTE B - INSURANCE ACTIVITY - (Continued)

GERIC provides a letter of credit for $2,500,000 with AEGIS as the beneficiary, expiring December 31, 2004. This letter of credit is authorized by a FHLM discounted note maturing March 8, 2005.

The policy includes a provision for a retroactive premium adjustment based upon loss experience. For the year ended December 31, 2003, GERIC recorded a retroactive adjustment credit of $208,333, which is included in the statement of operations.

Prior to December 1, 2003, GERIC provided on a claims-made basis excess liability coverage with limits to $8,000,000 per occurance and aggregate in excess of a $2,000,000 primary AEGIS and a $1,000,000 self-insured retention to AGL and affiliates. This coverage was fully reinsured with AEGIS. This coverage was extended from October 1, 2003 through December 1, 2003 and not renewed.

GERIC also provides on a claims- made and occurance basis a multi-line excess liability policy with limits to $52,500,000 per insured event and in aggregate in excess of the $7,500,000 underlying coverage and $1,000,000 self retention for all coverage. This policy provides for automatic reinstatement for an additional premium. D&O coverage has limits of $52,500,000 dedicated aggregate limit in excess of $7,500,000 and $1,000,000 self retention. This policy contains an adjustment for premiums based on exposure. This policy is 73% reinsured with AEGIS and 27% reinsured with General Cologne up to $37,500,000 annual aggregate for D&O and combined aggregate for all other coverages. EIM reinsures 100% of the amount of $15,000,000 in excess of $37,500,000, in excess of $8,500,000.

Prior to December 1, 2003 GERIC provided on a claims-made basis (crime on an occurrence basis) a multi-line excess liability policy for indemnity only with limits to $50,000,000 per insured event and in aggregate in excess of $10,000,000 for each line of coverage. This coverage was fully reinsured on a 50% quota share basis with AEGIS and General Reinsurance Corporation (General Re). This policy was not renewed in 2003.

GERIC also provides on a claims-made and occurence basis a multi-line excess liability policy with limits to $85,000,000 per insured event and annual aggregate, excess of $60,000,000 and $1,000,000 self retention. This policy provides coverage with limits to $35,000,000 and $40,000,000 for D&O coverage and Employers Practices Liability, respectively, in excess of $60,000,000 and $1,000,000 self-retention. The policy provides for an automatic reinstatement of limits for D&O coverage for an additional premium. This policy is 100% reinsured with EIM.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

NOTE B - INSURANCE ACTIVITY - (Continued)

GERIC also provides on a claims-made basis a multi-line multi-year excess liability and property policy with various limits up to $50,000,000 per insured event and annual aggregate, subject to various policy period aggregates with limits up to $100,000,000, in excess of various attachment points. This policy was written for a three-year period expiring October 1, 2005, and is fuly reinsured with Zurich Corporate Solutions. Also included in the terms of this policy is a basket aggregate stop loss whereby additional coverage is provided with limits to $10,000,000 in annual aggregate, for the $8,000,000 all lines retention basket. All losses in this retention level are subject to a $10,000 per occurance maintenance deductible, and erode the aggregate retention. Once the losses have exceeded $8,000,000 the basket aggregate stop loss coverage attaches.

GERIC provided on a claims-made basis a multi-line multi-year excess liability policy to AGL with limits to $100,000,000 (except for employment related practices liability for which the limit is $40,000,000) per occurance and aggregate in excess of $60,000,000. This coverage was fully reinsured with EIM and was written for a three-year period expiring on June 1, 2004. The policies and reinsurance agreements include an option to reinstate the limits for additional premium. It also includes an automatic reinstatement for any loss amount allocated to directors and officers D&O coverage and is subject to additional premiums. This policy was cancelled on December 1, 2003.

GERIC also has issued a commercial crime policy to AGL with limits to $10,000,000 excess a $500,000 self-insured retention. This coverage is fully reinsured with AEGIS. This policy expired and was not renewed in 2003.

The policies provide for the payment of indemnity plus claims expense cost on a prorata basis.

There have been not reported case reserves or paid losses since the inception of the Company.

NOTE C - FEDERAL INCOME TAXES

GERIC has elected to be taxed under Section 953(d) of the Internal Revenue Code of the United States of America. As such, GERIC is treated as a domestic corporation for federal income tax purposes. GERIC is included in the consolidated federal income tax return of its parent company and its income tax return according to the provisions of the Internal Revenue Code with apply to Property and Liability Insurance companies. In accordance with a tax sharing agreement, taxes are allocated to subsidiaries by applying a rate of 35% to taxable income, as determined on a seperate return basis.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

NOTE C - FEDERAL INCOME TAXES (Continued)

Deferred federal income taxes arise from temporary differences between the valuation of assets and liabilities as determined for financial reporting purposes and income tax purposes. The net deferred tax assets at December 31, 2003 and 2002 are attributable to the recognition of unearned premiums and prepaid reinsurance premiums. Although realization is not assured, management believes that it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income are reduced.

The provision for federal income tax for the years ended December 31, 2003 and 2002 consists of:

	2003	2002

Current tax expense	$509,792	$1,363
Deferred tax (benefit) expense	(511,477)	125
Total tax (benefit) expense	$(1,685)	$1,488

NOTE D - CAPITAL AND SURPLUS

As a licensed general business insurer, GERIC is required under the terms of the Insurance Act, 1994 and the Insurance Regulations, 1995 of the British Virgin Islands, to maintian minimum capital and surplus of $100,000, as determined  in relation to its annual net premium income. As of December 31, 2003 and 2002, capital and surplus totaled $115,445 and $112,872, respectively.

Actual statutory capital deficit at December 31, 2003 and 2002, as determined using statutory accounting principles, is as follows:

	December 31,
	2003	2002

Capital and Surplus	$115,445	$112,872
Less: Non-Admitted Assets
Prepaid reinsurance premiums	(2,910,791)	(1,519,800)
Deferred tax asset	(512,974)	(1,497)
Total statutory capital deficit	$(3,308,320)	$(1,408,425)